Water Now, Inc Announces New Headquarters Facility

70,000 Square Foot Facility Necessary To Accommodate Rapid Growth

May 14, 2019

FOR IMMEDIATE RELEASE

Water Now, Inc. (otcqb: WTNW) Water Now, Inc, a world leader in water purification technology, today announced the completion of their new headquarters facility in Fort Worth, Texas. The new 70,000 square foot facility is located at 5000 South Freeway in Fort Worth.

In announcing the new headquarters location Water Now, Inc. CEO DAvid King said, “With the explosive growth of our Hydraspin USA division, and the continued steady growth in our Water Now division, we’ve simply outgrown our old facilities. This new facility allows us to support our growth opportunities as we expand the foot print of both Hydraspin USA and Water Now.”

Thomas Olson, Vice President of Water Now, Inc. stated, “The pace of site installations for Hydraspin continues to grow quickly, and the need for additional space was really one of our more painful bottlenecks that was slowing our rate of growth. With the new facility our team will be much better equipped to capitalize on the market demand for Hydraspin USA’s oil recovery solution.”

Hydraspin USA, a subsidiary company of Water Now, Inc. is under contract with multiple re-injection well operators now, and is in negotiations for several more locations to install the proprietary Hydraspin USA recovery system to capture marketable crude oil from waste water. Hydraspin USA systems are installed on a revenue sharing basis with re-injection well operating companies across the United States

Water Now Inc. is based in Forth Worth Texas. Learn more about Water Now Inc’s patented “Flameless” heating technology, and they entire family of water purification systems available for sale and use around the world by visiting www.waternowinc.com.

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